UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A


                      *AMENDED NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OR 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending its notification of registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amended notification of registration submits the following information:


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* Name: Northstar Galaxy Trust

* Address of Principal Business Office (No. & Street, City, State, Zip Code):


      300 First Stamford Place, Stamford, Connecticut 06902


* Telephone Number (including area code): (203)602-7950

* Name and address of agent for service of process:


     Mark L. Lipson
     c/o Northstar Investment Management Corporation
     300 First Stamford Place
     Stamford, Connecticut 06902

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [ ] No [X]

                                   SIGNATURES


      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Stamford, State of Connecticut on the 12th day of August, 1998.
                                              Northstar Galaxy Trust


                                              By: /s/ Mark L. Lipson
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                                                  Mark L. Lipson